       1                                                EXHIBIT 11.

MUSTANG SOFTWARE, INC.

COMPUTATION OF EARNINGS PER SHARE
(In thousands, except earnings per share) (Unaudited)
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

                                            Three Months Ended  Six Months Ended
                                                  June 30,              June 30,
                                             1999       1998     1999       1998
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
Weighted average number of common
shares outstanding                          4,592      3,451    4,417      3,434
Common stock equivlents from outstanding
stock options                                   0          0        0          0
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Average common and common stock
equivalents outstanding                     4,592      3,451    4,417      3,434
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Net Income                                  $(113)    $ (303)  $ (103)   $ (747)
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Earnings per share (1)                     $(.02)    $ (.09)  $ (.02)   $  (.22)
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

(1) Fully diluted earnings per share have not been presented because the effects are not material.
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